Exhibit 4.2.4

THIRD SUPPLEMENTAL INDENTURE

THIRD SUPPLEMENTAL INDENTURE (this “Supplemental Indenture”), dated as of October 19, 2017, among NeoTract, Inc. (“NeoTract”), a subsidiary of Teleflex Incorporated, a Delaware corporation (the “Company”), Teleflex Urology Limited, a subsidiary of the Company (together with NeoTract, the “Guaranteeing Subsidiaries”), the Company and Wells Fargo Bank, National Association, as trustee under the Indenture referred to below (the “Trustee”).

W I T N E S S E T H

WHEREAS, the Company has heretofore executed and delivered to the Trustee an indenture (the “Base Indenture”), dated as of May 16, 2016, a First Supplemental Indenture, dated as of May 16, 2016 (the “First Supplemental Indenture”), and a Second Supplemental Indenture, dated as of February 28, 2017 (the “Second Supplemental Indenture” and, together with the Base Indenture and the First Supplemental Indenture, the “Indenture”), providing for the issuance and guarantee of 4.875% Senior Notes due 2026 (the “Notes”);

WHEREAS, the Indenture provides that under certain circumstances the Guaranteeing Subsidiaries shall execute and deliver to the Trustee a supplemental indenture pursuant to which the Guaranteeing Subsidiaries shall unconditionally guarantee all of the Company’s Obligations under the Notes and the Indenture on the terms and conditions set forth herein (the “Note Guarantees”); and

WHEREAS, pursuant to Section 10.01 of the First Supplemental Indenture, the Trustee is authorized to execute and deliver this Supplemental Indenture.

NOW, THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt of which is hereby acknowledged, the Guaranteeing Subsidiaries and the Trustee mutually covenant and agree for the equal and ratable benefit of the Holders of the Notes as follows:

1. CAPITALIZED TERMS. Capitalized terms used herein without definition shall have the meanings assigned to them in the Indenture.

2. AGREEMENT TO GUARANTEE. Each of the Guaranteeing Subsidiaries hereby agrees to provide an unconditional Guarantee on the terms and subject to the conditions set forth in the First Supplemental Indenture including but not limited to Article 9 thereof. Notwithstanding anything to the contrary in this Supplemental Indenture or the Indenture, the Guarantee of NeoTract shall be effective as of the date hereof and the Guarantee of Teleflex Urology Limited shall be effective as of September 29, 2017.

3. No RECOURSE AGAINST OTHERS. No director, officer, employee, incorporator or stockholder of the Company or any Guarantor, as such, will have any liability for any obligations of the Company or the Guarantors under the Notes, the Indenture, the Note Guarantees or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each Holder of Notes by accepting a Note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the Notes.

4. NEW YORK LAW TO GOVERN. THIS SUPPLEMENTAL INDENTURE AND ANY CLAIM, CONTROVERSY OR DISPUTE ARISING UNDER OR RELATED TO THIS SUPPLEMENTAL INDENTURE SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

5. COUNTERPARTS. The parties may sign any number of copies of this Supplemental Indenture. Each signed copy shall be an original, but all of them together represent the same agreement.

6. EFFECT OF HEADINGS. The Section headings herein are for convenience only and shall not affect the construction hereof.

7. THE TRUSTEE. The Trustee shall not be responsible in any manner whatsoever for or in respect of the validity or sufficiency of this Supplemental Indenture or for or in respect of the recitals contained herein, all of which recitals are made solely by the Guaranteeing Subsidiaries and the Company.

IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed and attested, all as of the date first above written.

Dated: October 19, 2017

NEOTRACT, INC.

By:	/s/ Jake Elguicze
Name: Jake Elguicze
Title: Vice President and Treasurer

TELEFLEX UROLOGY LIMITED

By:	/s/ Monika Vikander-Hegarty
Name: Monika Vikander-Hegarty
Title: Director

TELEFLEX INCORPORATED

By:	/s/ Jake Elguicze
Name: Jake Elguicze
Title: Treasurer, Vice Presidnet,
Investor Relations

WELLS FARGO BANK, NATIONAL ASSOCIATION as Trustee

By:	/s/ Barry Somrock
Authorized Signatory

[Third Supplemental Indenture (2026 Notes)]